Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Materialise NV

Leuven, Belgium

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 30, 2020, relating to the consolidated financial statements of Materialise NV as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Bedrijfsrevisoren BV

On behalf of it,

/s/ Veerle Catry

Zaventem, Belgium

August 20, 2021